                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549


                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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                                                                                                              OMB APPROVAL
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             FORM 3                                                                                 OMB Number:           3235-0104
-----------------------------------                                                                 Expires:     September 30, 1998
                                                                                                    Estimated average burden
                                                                                                    hours per response      .... 0.5
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1. Name and Address of Reporting Person *

Newman                      Michael                    J.
   (Last)                   (First)                 (Middle)

650 Madison Avenue
                            (Street)

New York                      NY                      10022
   (City)                   (State)                   (Zip)


2. Date of Event Requiring Statement ( Month / Day / Year )

6/12/97

3. IRS or Social Security Number of Reporting Person (Voluntary)



4. Issuer Name and Ticker or Trading Symbol

Polo Ralph Lauren Corporation (RL)

5.  Relationship of Reporting Person to Issuer   (Check all applicable)

         X    Director                          10% Owner
       -----                              -----
         X    Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       Vice Chairman and Chief Operating Officer
       -----------------------------------------


6. If Amendment, Date or Original (Month/Year)



7.    Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----


                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of security                            2. Amount of Securities         3. Ownership         4. Nature of Indirect
   (Inst.4)                                        Beneficially Owned              Form: Direct (D)     Beneficial Ownership
                                                   (Instr. 4)                      or Indirect (I)      (Instr. 5)
                                                                                   (Inst. 5)
----------------------------------------------  ------------------------------  -------------------  -------------------------------
Class A Common Stock                                76,923                              D

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the Form is filed by more than one reporting person, SEE instruction 5(b)(v).                                    SEC 1473(8-92)


FORM 3 (CONTINUED)                 TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
                                         CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security                      2. Date Exercisable and   3. Title and Amount of Securities Underlying
   (Instr. 4)                                           Expiration Date           Derivative Security (Instr. 4)
                                                        (Month/Day/Year)
                                                                                                       Amount or
                                                     Date         Expiration            Title          Number of
                                                     Exercisable  Date                                 Shares
---------------------------------------------------  -----------  -----------  ----------------------  -----------------------------
Options issued pursuant to Issuer's 1997 Long-Term
Stock Incentive Plan (Right to Buy)                      (1)       6/11/2007    Class A Common Stock          350,000

---------------------------------------------------  -----------  -----------  ----------------------  -----------------------------


 4. Conversion or             5. Ownership           6. Nature of Indirect
    Exercise Price of            Form of                Beneficial Ownership
    Derivative                   Derivative             (Instr. 5)
    Security                     Security:
                                 Direct (D) or
                                 Indirect (I)
                                 (Instr. 5)
----------------------------  ---------------------  ------------------------------------------------

 $26.00                                D

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Explanation of Responses:

(1) The option vests and becomes exercisable in three equal annual installments beginning June 11, 1998.



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.




By: /s/ Michael J. Newman                                June 11, 1997
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    **Signature of Reporting Person                           Date